Exhibit 99

Brian Crutcher joins TI board of directors

DALLAS (July 19, 2017) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced that Brian T. Crutcher has been named to its board of directors. Mr. Crutcher is executive vice president and chief operating officer of TI.

“Brian is a great addition to our board,” said Rich Templeton, TI’s chairman, president and CEO. “He knows TI well and brings strong financial acumen and business judgment to the board.”

Crutcher, 44, joined TI in 1996 and has critical leadership responsibility for TI’s businesses, sales and manufacturing organizations. He was named a senior vice president in 2010, executive vice president in 2014 and chief operating officer in early 2017. Brian holds a Bachelor of Science in electrical engineering from the University of Central Florida and a Master of Business Administration from the University of California, Irvine.

“Brian’s 20-plus years of leading large, complex semiconductor operations gives him keen insights into the current and future state of this industry. His knowledge of markets and customers will be valuable to the board’s deliberations,” said Wayne Sanders, the TI board’s lead director and chairman of its governance and stockholder relations committee.

#   #   #

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world's brightest minds, TI creates innovations that shape the future of technology. TI is helping approximately 100,000 customers transform the future, today. Learn more at www.ti.com.